EX 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-71595, 33-14926, 2-79636, 33-14925, 33-14927, 33-26150, 33-53478, 33-67384, 33-56487 333-30763, 333-50627, 333-14189, and 33-55558) of Chesapeake Corporation of our report dated February 2, 2001, except as to information in Notes 2, 3 and 15, for which the date is March 2, 2001, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLC

------------------------------

PricewaterhouseCoopers LLC

Richmond, Virginia

March 15, 2001